Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 3, 2020

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Q4 Results

PHILADELPHIA, PA, March 3, 2020 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain, Urban Outfitters and Nuuly brands and the Food and Beverage division, today announced net income of $20 million and $168 million for the three months and year ended January 31, 2020, respectively. Earnings per diluted share were $0.20 and $1.67 for the three months and year ended January 31, 2020, respectively. For the three months ended January 31, 2020, adjusted net income was $49 million and adjusted earnings per diluted share were $0.50. Adjusted net income and earnings per diluted share for the three months ended January 31, 2020, excludes store and goodwill impairment charges and income tax expense related to valuation allowances attributable to net losses of certain foreign operations. See “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Total Company net sales for the three months ended January 31, 2020, increased 3.6% over the same period last year to a record $1.17 billion. Comparable Retail segment net sales increased 4%, driven by growth in the digital channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 9% at Free People, 6% at the Anthropologie Group and were flat at Urban Outfitters. Total Retail segment net sales increased 4%. Wholesale segment net sales decreased 10% due to a 12% decrease at Free People.

For the year ended January 31, 2020, total Company net sales increased to $4.0 billion, or 0.8%, over the prior year. Comparable Retail segment net sales increased 1%, driven by growth in the digital channel, partially offset by negative retail store sales. Total Retail segment net sales increased 1%. Wholesale segment net sales decreased 6% due to an 8% decrease at Free People.

“I am pleased to announce record fourth quarter sales driven by a 4% Retail segment ‘comp’,” said Richard A. Hayne, Chief Executive Officer. “Positive customer reaction to our early spring assortments bode well for continued ‘comp’ growth in the first quarter,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2020	2019	2020	2019
Net sales by brand
Anthropologie Group	$491,146	$464,609	$1,639,123	$1,598,000
Urban Outfitters	449,939	447,525	1,496,249	1,528,717
Free People	215,765	209,315	813,371	799,205
Food and Beverage	6,759	7,499	27,045	24,701
Nuuly	5,969	—	8,001	—
Total Company	$1,169,578	$1,128,948	$3,983,789	$3,950,623

Net sales by segment
Retail Segment	$1,090,552	$1,047,710	$3,648,938	$3,604,170
Wholesale Segment	73,057	81,238	326,850	346,453
Subscription Segment	5,969	—	8,001	—
Total Company	$1,169,578	$1,128,948	$3,983,789	$3,950,623

For the three months ended January 31, 2020, the gross profit rate decreased by 446 basis points and the adjusted gross profit rate decreased by 351 basis points versus the prior year’s comparable period. The decrease in adjusted gross profit rate was driven by higher Retail segment markdowns, deleverage in delivery and logistics expenses and lower Wholesale segment margins. The higher Retail segment markdowns were largely driven by underperforming product at the Urban Outfitters and Anthropologie brands. The deleverage in logistics expense is due in part to lower average order value as a result of higher markdowns, increased penetration of the digital channel, as well as increased labor expenses due to the competitive market for employment in the United States. The deleverage in delivery expenses is primarily due to the increase in penetration of the digital channel as well as lower average order value. The lower Wholesale segment margins were due to increased markdown allowances given to department stores as well as an increased penetration of closeout sales. For the year ended January 31, 2020, the gross profit rate decreased by 297 basis points versus the prior year’s comparable period. The decrease in gross profit rate was driven by higher Retail segment markdowns and deleverage in delivery and logistics expenses. The higher Retail segment markdowns were largely driven by underperforming product at the Urban Outfitters and Anthropologie brands. The deleverage in delivery and logistics expenses is primarily due to the increase in penetration of the digital channel.

As of January 31, 2020, total inventory increased by $39.0 million, or 10.5%, on a year-over-year basis. Comparable Retail segment inventory was flat at cost. The total inventory increase was primarily related to an increase in Wholesale segment inventory.

For the three months ended January 31, 2020, selling, general and administrative expenses increased by $23.0 million, or 8.9%, compared to the prior year’s comparable period and expressed as a percentage of net sales, deleveraged by 117 basis points. For the year ended January 31, 2020, selling, general and administrative expenses increased by $28.6 million, or 3.0%, compared to the prior year’s comparable period and expressed as a percentage of net sales, deleveraged by 51 basis points. The dollar growth and deleverage in selling, general and administrative expenses for both periods was primarily driven by increased marketing expenses supporting our digital sales growth and new business initiatives. The dollar growth and deleverage in selling, general and administrative expenses for the three months ended January 31, 2020, was additionally driven by European home office transition expenses, greater stock compensation reversals in the prior year period and severance related expenses. Income from operations for both periods also includes a charge of approximately $13.9 million related to goodwill impairment of the Food and Beverage division.

The Company’s effective tax rate for the three months ended January 31, 2020, was 50.7% compared to 25.1% in the prior year period. The adjusted effective tax rate for the three months ended January 31, 2020, was 28.0% compared to 24.1% in the prior year period. The increase in the adjusted effective tax rate for the three months ended January 31, 2020, was primarily due to the ratio of foreign taxable losses to global taxable profits. The Company’s effective tax rate for the year ended January 31, 2020, was 29.9% compared to 22.7% in the prior year comparable period. The increase in the effective tax rate for the year ended January 31, 2020, was primarily due to the ratio of foreign taxable profits to global taxable profits and an increase in valuation allowances attributable to net losses of certain foreign operations.

Net income for the three months and year ended January 31, 2020, was $20 million and $168 million, respectively, and earnings per diluted share was $0.20 and $1.67, respectively. For the three months ended January 31, 2020, adjusted net income was $49 million and adjusted earnings per diluted share were $0.50.

On February 1, 2019, the Company adopted an accounting standards update that amended the previous accounting standards for lease accounting. The adoption resulted in the recognition of approximately $1.3 billion of lease liabilities and corresponding right-of-use assets of approximately $1.1 billion, with the offsetting balance representing a reduction in the previously recognized deferred rent balance. The adoption did not result in a material impact on the Company’s Condensed Consolidated Statements of Income.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. During the year ended January 31, 2020, the Company repurchased and subsequently retired 8.1 million common shares for approximately $217 million under this program. During the year ended January 31, 2019, the Company repurchased and subsequently retired 3.5 million common shares for approximately $121 million under this program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. As of January 31, 2020, 26.3 million common shares were remaining under the programs.

During the year ended January 31, 2020, the Company opened a total of 26 new retail locations including: 10 Free People stores, 9 Anthropologie Group stores and 7 Urban Outfitters stores; and closed 12 retail locations including: 5 Anthropologie Group stores, 1 Free People store, 4 Urban Outfitters store and 2 Food and Beverage restaurants. During the year ended January 31, 2020, two franchisee-owned stores were opened including: one Anthropologie Group store and one Urban Outfitters store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 248 Urban Outfitters stores in the United States, Canada and Europe and websites; 231 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 144 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Food and Beverage restaurants, 5 Urban Outfitters franchisee-owned stores, 1 Anthropologie Group franchisee-owned store and 1 Free People franchisee-owned store, as of January 31, 2020. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,300 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:30 pm. ET at: https://edge.media-server.com/mmc/p/5ra26xnz

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2020	2019	2020	2019

Net sales	$1,169,578	$1,128,948	$3,983,789	$3,950,623
Cost of sales (excluding store impairment)	821,174	752,894	2,729,352	2,600,367
Store impairment	14,611	3,544	14,611	3,544
Gross profit	333,793	372,510	1,239,826	1,346,712
Selling, general and administrative expenses	281,307	258,302	993,990	965,399
Goodwill impairment	13,911	—	13,911	—
Income from operations	38,575	114,208	231,925	381,313
Other income, net	1,041	1,179	7,795	4,240
Income before income taxes	39,616	115,387	239,720	385,553
Income tax expense	20,077	28,973	71,624	87,550
Net income	$19,539	$86,414	$168,096	$298,003

Net income per common share:
Basic	$0.20	$0.81	$1.68	$2.75
Diluted	$0.20	$0.80	$1.67	$2.72

Weighted-average common shares outstanding:
Basic	97,976,236	107,119,657	99,833,011	108,303,594
Diluted	98,934,004	108,389,723	100,588,677	109,706,007

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	70.2%	66.7%	68.5%	65.8%
Store impairment	1.3%	0.3%	0.4%	0.1%
Gross profit	28.5%	33.0%	31.1%	34.1%
Selling, general and administrative expenses	24.1%	22.9%	25.0%	24.4%
Goodwill impairment	1.1%	—	0.3%	—
Income from operations	3.3%	10.1%	5.8%	9.7%
Other income, net	0.1%	0.1%	0.2%	0.1%
Income before income taxes	3.4%	10.2%	6.0%	9.8%
Income tax expense	1.7%	2.5%	1.8%	2.3%
Net income	1.7%	7.7%	4.2%	7.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	January 31,	January 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$221,839	$358,260
Marketable securities	211,453	279,232
Accounts receivable, net of allowance for doubtful accounts of $880 and $1,499, respectively	88,288	80,461
Inventory	409,534	370,507
Prepaid expenses and other current assets	122,282	114,296
Total current assets	1,053,396	1,202,756

Property and equipment, net	890,032	796,029
Operating lease right-of-use assets	1,147,897	—
Marketable securities	97,096	57,292
Deferred income taxes and other assets	104,578	104,438
Total Assets	$3,292,999	$2,160,515

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$167,871	$144,414
Current portion of operating lease liabilities	221,593	—
Accrued expenses, accrued compensation and other current liabilities	249,306	242,230
Total current liabilities	638,770	386,644
Non-current portion of operating lease liabilities	1,137,495	—
Deferred rent and other liabilities	61,379	284,773
Total Liabilities	1,837,644	671,417

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 97,976,815 and 105,642,283 issued and outstanding, respectively	10	11
Additional paid-in-capital	9,477	—
Retained earnings	1,473,872	1,516,190
Accumulated other comprehensive loss	(28,004)	(27,103)
Total Shareholders’ Equity	1,455,355	1,489,098
Total Liabilities and Shareholders’ Equity	$3,292,999	$2,160,515

Important Information Regarding Non-GAAP Financial Measures

In addition to evaluating the financial condition and results of our operations in accordance with U.S. generally accepted accounting principles (“GAAP”), from time to time our management evaluates and analyzes results and any impact on the Company of certain events outside of normal, or “core,” business and operations, by considering adjusted financial measures not prepared in accordance with GAAP. Examples of items that we consider non-core include store and goodwill impairment charges, income tax expense related to valuation allowances attributable to net losses of certain foreign operations and the nonrecurring impact of the comprehensive United States tax legislation commonly referred to as the Tax Cuts and Jobs Act (Tax Act”). In order to improve the transparency of our disclosures, provide a meaningful presentation of results from our core business operations and improve period-over-period comparability, we have included certain adjusted financial measures that exclude the impact of these non-core business items.

We believe these adjusted financial measures are important indicators of our recurring results of operations because they exclude items that may not be indicative of, or are unrelated to, our underlying results of operations and provide a useful baseline for analyzing trends in our underlying business. Management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies.

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Gross Profit:
	Three Months Ended
	January 31,
	2020		2019
	$'s	% of Net Sales	$'s	% of Net Sales

Gross profit (GAAP)	$333,793	28.5%	$372,510	33.0%
Adjustments:
Store impairment charges (a)	14,611		3,544
Adjusted gross profit (Non-GAAP)	$348,404	29.8%	$376,054	33.3%

Reconciliation of Adjusted Income from Operations:
	Three Months Ended
	January 31,
	2020		2019
	$'s	% of Net Sales	$'s	% of Net Sales

Income from operations (GAAP)	$38,575	3.3%	$114,208	10.1%
Adjustments:
Store impairment charges (a)	14,611		3,544
Goodwill impairment charge (b)	13,911		—
Adjusted income from operations (Non-GAAP)	$67,097	5.7%	$117,752	10.4%

Reconciliation of Adjusted Income Tax Expense and Adjusted Effective Tax Rate:
	Three Months Ended
	January 31,
	2020		2019
	$'s		$'s

Income before income taxes (GAAP)	$39,616		$115,387
Adjustments:
Store impairment charges (a)	14,611		3,544
Goodwill impairment charge (b)	13,911		—
Adjusted income before income taxes (Non-GAAP)	$68,138		$118,931

Income tax expense (GAAP)	$20,077		$28,973
Adjustments:
Provision for income taxes on adjustments (c)	6,799		920
Impact of income tax valuation allowances (d)	(7,809)		—
Impact of Tax Cuts and Jobs Act, net (e)	—		(1,197)
Adjusted income tax expense (Non-GAAP)	$19,067		$28,696

Effective income tax rate (GAAP)	50.7%		25.1%
Adjustments	(22.7)		(1.0)
Adjusted effective income tax rate (Non-GAAP)	28.0%		24.1%

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Net Income and Adjusted Diluted EPS:
	Three Months Ended
	January 31,
	2020		2019
	$'s	% of Net Sales	$'s	% of Net Sales

Net income (GAAP)	$19,539	1.7%	$86,414	7.7%
Adjustments:
Store impairment charges (a)	14,611		3,544
Goodwill impairment charge (b)	13,911		—
Provision for income taxes on adjustments (c)	(6,799)		(920)
Impact of income tax valuation allowances (d)	7,809		—
Impact of Tax Cuts and Jobs Act, net (e)	—		1,197
Adjusted net income (Non-GAAP)	$49,071	4.2%	$90,235	8.0%

Diluted EPS (GAAP)	$0.20		$0.80
Adjustments, net of tax	0.30		0.03
Adjusted diluted EPS (Non-GAAP)	$0.50		$0.83

(a) Store impairment charges relate to eight retail locations during the three months ended January 31, 2020 and four retail locations during the three months ended January 31, 2019. The Company assessed the current and future performance of its retail locations and it was determined that these locations would not be able to generate sufficient cash flow over the expected remaining lease term to recover the carrying value of the property and equipment.

(b) The Company evaluated the fair value of the Food & Beverage division as compared to the carrying value and determined that the goodwill assigned to the reporting unit is impaired in full.

(c) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

(d) During the three months ended January 31, 2020, the Company recorded income tax expense related to valuation allowances attributable to net losses of certain foreign operations.

(e) During the three months ended January 31, 2019, the Company recorded an additional tax expense to adjust its initial provisional estimates for the Tax Act in its provision for income taxes.